News Release

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500	2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax
Polaris Completes Accelerated Share Repurchase Transaction
•	Completes 3.55 million share repurchase announced in December with final $13.0 million payment.

•	Resumes open market and privately negotiated share repurchase program.

•	Reaffirms guidance for full year 2007 earnings from continuing operations of $2.95 to $3.05 per diluted share.
MINNEAPOLIS (August 14, 2007) — Polaris Industries Inc. (NYSE: PII) announced today that it has paid the purchase price adjustment that was contemplated under its accelerated share repurchase agreement with Goldman, Sachs & Co. On December 8, 2006, Polaris announced that it had repurchased 3.55 million shares of Polaris common stock at an initial purchase price of approximately $165.6 million, or $46.64 per share. Goldman borrowed shares in connection with the delivery of the 3.55 million repurchased shares to Polaris in December 2006 and then purchased sufficient shares in the open market to return to lenders. The accelerated share repurchase program was subject to a purchase price adjustment at completion of the program based on an adjusted weighted average price of Polaris common stock calculated in accordance with the Company’s agreement with Goldman that was payable by the Company in cash or shares of its common stock. Polaris has paid the $13.0 million price adjustment to Goldman in cash.
Polaris currently has approximately 4.75 million shares remaining in its previously announced share repurchase authorization. The Company intends to immediately resume repurchasing its shares through open market or privately negotiated transactions in accordance with applicable federal securities laws. All of the repurchased shares will be retired. Shares repurchased may be funded from available cash, cash flow from operations and borrowings under the Company’s existing credit facility.
“I am very pleased with the success of this accelerated share repurchase transaction. Repurchasing shares, particularly with the recent market volatility, is consistent with our confidence in Polaris’ long-term growth prospects,” commented Tom Tiller, Polaris’ CEO. “The new Polaris products unveiled in January 2007, the RANGER RZR™ and the Victory Vision™, have been extremely well received by our dealers and customers. Additionally, the reaction we received from our dealers to several new models recently introduced at our dealer meeting in Nashville, including two new sport ATVs and a six passenger side-by-side vehicle, was very promising. Although we are still in the process of taking dealer orders, initial indications for model year 2008 ATV, RANGER and motorcycle orders have been positive. We remain confident in our current guidance that our full year 2007 earnings from continuing operations will be in the range of $2.95 to $3.05 per diluted share and we are making good progress towards our longer-term 2009 goals.”

About Polaris
Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 earnings per share from continuing operations and attainment of its 2009 goals, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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